Exhibit 99
Dearborn Bancorp, Inc. Announces Nasdaq Non-Compliance Notice
     DEARBORN, Michigan, December 7, 2009 ... Dearborn Bancorp, Inc. (the “Company”) (Nasdaq: DEAR), the Holding Company for Fidelity Bank, announced today that on December 2, 2009 it received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it failed to comply with Nasdaq’s minimum bid price requirements for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), which requires companies to maintain a minimum bid price of $1.00 per share.
     In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance with the Minimum Bid Price Rule. The Staff will provide written notification to the Company that it has achieved compliance with the Minimum Bid Price Rule if, at any time before June 1, 2010, the minimum bid price of the Company’s common stock closes at $1.00 per share or more for at least 10 consecutive trading days. If the Company does not regain compliance with the Minimum Bid Price Rule by the required deadline, the Company’s common stock will be subject to delisting from the Nasdaq Global Select Market. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on The Nasdaq Capital Market, and it submits a timely application to Nasdaq to transfer the listing of its common stock to the Nasdaq Capital Market. The Company will continue to evaluate its options with respect to maintaining the listing of its common stock on the Nasdaq stock market.
     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole banking subsidiary is Fidelity Bank. The Bank operates 17 offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. Its common shares trade on the Nasdaq Global Market under the symbol DEAR.
     CONTACT: Michael J. Ross, President & CEO, at (313) 565-5700 or Jeffrey L. Karafa, CFO, at (313) 381-3200.

Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what is expressed in forward-looking statements. Dearborn Bancorp undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; actions by bank regulators; availability of capital; changes in local real estate values; changes in the national and local economy; and other factors, including risk factors disclosed from time to time in filings made by Dearborn Bancorp with the Securities and Exchange Commission. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.